Exhibit 99.1

Easton-Bell Sports Reaches Agreement to Sell Easton Baseball/Softball to Bauer

Performance Sports for $330 Million

Company Also in Discussions for Sale of Easton Hockey to Third Party

Transformative Transactions to Enable Company to Reinvest in Bell, Riddell, Giro,

Blackburn & Easton Cycling and Focus on Core Strengths

Company to be Renamed BRG Sports

VAN NUYS, Calif. — February 13, 2014 — Easton-Bell Sports, Inc. (“Easton-Bell” or “the Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, today announced that it has entered into an agreement with Bauer Performance Sports (“BPS”) (TSX: BAU) under which BPS will acquire the Easton Baseball/Softball business for $330 million in cash. BPS is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment as well as related apparel. The acquisition is subject to regulatory approvals and customary closing conditions and is expected to be completed in the next 30-60 days.

Easton-Bell also announced that it is working towards an agreement with a third party for the sale of Easton Hockey.

Proceeds from these transactions will be used to grow and reinforce the market-leadership of the Company’s remaining brands – Bell, Riddell, Giro, Blackburn and Easton Cycling – as well as to strengthen the Company’s balance sheet and for other strategic initiatives. Following the completion of these transactions, the Company will be renamed BRG Sports and will focus on the attractive Action Sports and Football markets.

“These transformational transactions provide a terrific opportunity for us to focus on growing our core football and action sports brands and enhancing our cutting-edge, market-leading products, while simultaneously streamlining our operations and solidifying our financial strength,” said Easton-Bell Sports Executive Chairman and CEO Terry Lee. “Becoming a leaner, more focused organization will further enable BRG Sports to move faster and smarter, take full advantage of strategic growth opportunities, and strengthen its broad leadership position in today’s competitive marketplace.”

Lee continued, “We are very proud of the strong baseball/softball business we built, which set the standard for innovation and excellence in the industry. We are confident that under BPS’ leadership this business will achieve its full potential.”

BRG Sports’ brand portfolio features market leaders across the sports equipment industry. Bell is synonymous with protection and progression as the leader in motorcycle and cycling helmets and accessories. For over 80 years, Riddell has been the premier designer and developer of football helmet technology and continues to deliver innovative protective equipment that helps today’s athlete perform at the highest level. Since creating the first lightweight, high-performance helmets for cycling and snowsports, Giro has excelled in the design, fit and engineering of products that complement the body and improve the ride experience. Blackburn looks at things from the user’s perspective, showing respect for materials and their functionality, while bringing unprecedented innovation to lights, pumps, bags, racks and other bicycle accessories. Using novel technology, Easton Cycling provides world-class cycling wheels and components to manufacturers and riders around the globe.

Easton-Bell’s current owners, Fenway Partners, LLC and Ontario Teachers’ Pension Plan, will maintain their investments in the Company.

Morgan Stanley & Co. LLC acted as financial advisor, and Ropes & Gray, LLC acted as legal advisor to the Company in connection with the transactions.

About Easton-Bell Sports

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell and Blackburn. Its products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the company has 34 facilities worldwide. More information is available at: www.eastonbellsports.com.

Easton-Bell Sports Media Contact:

Erin Griffin | 224.585.5231 | eegriffin@eastonbellsports.com